Exhibit 16. Letter from BDO Seidman, LLP regarding change in certifying accountant.

May 20, 2002

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 20, 2002, to be filed by our former client, Donnelly Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Grand Rapids, Michigan